UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 12, 2013

Avanir Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-15803	33-0314804
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

20 Enterprise, Suite 200, Aliso Viejo, California	92656
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 389-6700

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 12, 2013, Avanir Pharmaceuticals (the “Company”) entered into a co-promotion agreement (the “Agreement”) with Merck Sharp & Dohme Corp., (“Merck”). Under the terms of the Agreement, the Company is granted the right to promote JANUVIA® (sitagliptin), JANUMET® (sitagliptin/metformin HCl) and JANUMET® XR for type 2 diabetes (the “Products”) in the long-term care institutional setting in the United States. The term of the Agreement will continue for three years following the launch date of the co-promotion activities.

Under the terms of the Agreement, the Company will be compensated via a (i) fixed monthly fee and (ii) performance fee based on the amount of the Products sold by the Company above a predetermined baseline. A significant majority of the fee is performance based. Over the three years of the agreement, Avanir could receive up to a maximum of $60 million in compensation.

The parties will jointly develop a product marketing and promotion plan. The Company will lead sales implementation with its institutional sales force. Merck will be required to provide a specific level of marketing and promotional support, and the Company is required to provide predetermined level of sales efforts. Merck will continue to be responsible for all other aspects of research, manufacturing, supply, regulatory, medical, managed care and marketing activities for the Products.

The Agreement may be terminated without cause by either party upon 90 days written notice, at any time after the first anniversary of the launch date. If after the first anniversary, Merck terminates the Agreement without cause, Merck will be required to continue paying a portion of the performance based fee that would otherwise be due for a period of twelve months (though not beyond the expiration of three years following the launch date.) The Agreement may be terminated with cause by either party based on certain events, including a material uncured breach by either party, a failure to achieve certain sales thresholds by the Company, an assignment for the benefit of creditors, or upon mutual agreement. Additionally, Merck may terminate the Agreement (a) upon change of control of the Company; (b) if the Company adds promotional responsibilities for additional products to its sales representatives promoting the Products; or (c) upon a violation of applicable law.

* * *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 12, 2013	Avanir Pharmaceuticals, Inc.

	By:	/s/ Christine G. Ocampo
Christine G. Ocampo
Vice President, Finance